Exhibit 99.1

WAUSAU PAPER ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

COMPANY REINSTATES QUARTERLY DIVIDEND

MOSINEE, WI – October 27, 2010 – Wausau Paper (NYSE:WPP) today reported that:

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Third-quarter net earnings were $0.27 per share compared to earnings of $0.30 per share a year ago.

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Excluding special items, adjusted quarterly earnings were $0.20 per share compared to $0.23 per share last year.

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Its balance sheet remains solid with a debt-to-capital ratio of 31 percent at September 30.

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At its October meeting, the Board of Directors declared a regular quarterly dividend of $0.03 per common share, payable November 30, to shareholders of record at the close of business November 15.

The company reported third-quarter net earnings of $13.2 million, or $0.27 per share, compared with net earnings of $14.6 million, or $0.30 per share, in the prior year.  Net sales of $274 million were even with last year, as shipments declined 9 percent to 169,000 tons due to a paper mill closure and targeted inventory reduction efforts in the prior year.

This year’s third-quarter results included after-tax gains of $2.6 million, or $0.05 per share, from the sale of timberlands; and after-tax gains of $0.8 million, or $0.02 per share, as a result of Internal Revenue Service guidance regarding calculation of a 2009 alternative fuel mixtures tax credit.  Prior-year results included after-tax charges of $0.7 million, or $0.01 per share, related to facility closures; after-tax gains of $2.5 million, or $0.05 per share, related to the alternative fuel mixtures tax credit; and after-tax gains of $1.7 million, or $0.03 per share, related to the sale of a non-core yeast manufacturing business.  Excluding these items, adjusted third-quarter net earnings were $9.8 million, or $0.20 per share, compared with net earnings of $11.2 million, or $0.23 per share, last year.  Adjusted net earnings for the first nine months of 2010 were $17.2 million, or $0.35 per share, compared with prior-year earnings of $22.0 million, or $0.45 per share.  Adjusted net earnings is a non-GAAP measure and three-month and nine-month results are reconciled to GAAP earnings below.

	3 Months Ended		9 Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

GAAP Net Earnings Per Share	$ 0.27	$ 0.30	$ 0.44	$ 0.23
Gain on Sale of Timberlands	(0.05)	–	(0.10)	(0.01)
Alternative Fuel Mixture Excise Tax Credit	(0.02)	(0.05)	(0.02)	(0.12)
Income Tax Law Change (1)	–	–	0.02	–
Facility Closure Charges (2)	–	0.01	–	0.34
Capital Related Expenses (3)	–	–	–	0.04
Gain on Sale of Yeast Business	–	(0.03)	–	(0.03)

Adjusted Net Earnings Per Share	$ 0.20	$ 0.23	$ 0.35	$ 0.45

Note:  Totals may not foot due to rounding differences

  (1) Charges related to the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010.

  (2) Charges related primarily to the 2009 closure of the Paper segment’s mill in Jay, Maine, and converting operation in Appleton, Wisconsin.

  (3) Expenses associated with the 2009 towel machine rebuild at the Tissue segment’s Middletown, Ohio, mill and start-up of a Paper segment distribution center in Bedford Park, Illinois.

Commenting on third-quarter results and the fourth-quarter dividend, Thomas J. Howatt, president and CEO, said, “Earnings increased to their highest level of the year and surpassed our earlier expectations due to a particularly strong sales mix and full realization of recent selling price increases.  With inconsistent market demand and year-over-year fiber costs increasing $21 million, we continued to manage costs closely while achieving growth in value-added tissue and select paper categories.  Mr. Howatt continued, “The reinstatement of a regular quarterly dividend reflects the earnings and balance sheet improvements achieved since suspending the dividend in early 2009.  We appreciate the support and patience of shareholders as we repositioned the business for profitable growth and met the challenges posed by a difficult economy.”

Looking to the fourth quarter, Mr. Howatt remarked, “While input cost volatility and sluggish demand have resulted in a degree of earnings variability over the last several quarters, we remain focused on long-term growth in core markets to drive profitability and enhance shareholder value.  Customer order patterns have slowed early in the fourth quarter, reflecting both seasonal weakness and a decelerating economy, while fiber prices remain at elevated levels.  In addition, equipment repairs completed early in the fourth quarter at Tissue’s Middletown mill are expected to impact earnings by approximately $0.02 per share.  As a result, we expect fourth-quarter earnings in the range of $0.06 - $0.09 per share, excluding timberland sales gains.”  Adjusted fourth-quarter earnings were $0.14 per share last year.

SEGMENT RESULTS

The Tissue segment posted third-quarter operating profit of $13.5 million compared with record profit of $15.9 million last year, primarily reflecting higher fiber costs.  Net sales decreased 1 percent and shipments declined 4 percent as away-from-home market demand declined an estimated 2 percent.  Higher-margin value-added product shipments reached record levels in the third quarter, increasing to nearly 50 percent of the product mix, partially offsetting year-over-year fiber cost increases of approximately $5 million.  Value-added product growth continues to be driven by Tissue’s environmentally preferable Green Seal™-certified product category, with shipments in this product category up 10 percent through the first nine months of the year.

The Paper segment’s third-quarter operating profit of $9.6 million included a pre-tax gain of $1.3 million related to the 2009 alternative fuel mixtures tax credit. Prior-year operating profit of $15.5 million included pre-tax charges of $1.1 million related to facility closures, pre-tax gains of $4.0 million from the alternative fuel mixtures tax credit, and pre-tax gains of $2.7 million associated with the sale of a yeast manufacturing business.  Excluding these items, adjusted third-quarter operating profit was $8.3 million compared to $9.9 million last year.  Net sales increased 1 percent while shipments declined 11 percent, reflecting a paper mill closure and inventory reduction efforts in the prior year.  The previously announced $27 million paper machine rebuild at Brainerd, Minnesota, remains on schedule for a first-quarter 2011 completion, providing the manufacturing flexibility to leverage profitable growth in the global tape market while continuing to serve the print and color sector.

TIMBERLAND SALES

The company sold 4,400 acres of timberlands in the third quarter for an after-tax gain of $2.6 million.  Approximately 8,000 acres of non-strategic timberlands remain in the sales program.  The company will continue to own and manage 77,000 acres of strategic timberland at the completion of the sales program.

Wausau Paper’s third-quarter conference call is scheduled for 11:00 a.m. (EDT) on Thursday, October 28, and can be accessed through the company’s website at www.wausaupaper.com under “Investor Information.”  A replay of the webcast will be available at the same site through November 4.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2009.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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Wausau Paper
Interim Report - Quarter Ended September 30, 2010

(in thousands, except per share amounts)
Condensed Consolidated Statements	Three Months		Nine Months
of Operations (unaudited)	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net sales	$ 273,988	$ 273,447	$ 795,471	$ 774,392
Cost of sales	231,437	224,066	695,424	681,142
Gross profit	42,551	49,381	100,047	93,250
Selling & administrative expenses	19,632	21,998	58,512	61,543
Restructuring	–	1,047	–	4,937
Operating profit	22,919	26,336	41,535	26,770
Interest expense	(1,701)	(2,443)	(4,867)	(8,171)
Other income, net	14	30	185	95
Earnings before income taxes	21,232	23,923	36,853	18,694
Provision for income taxes	8,068	9,282	15,205	7,321

Net earnings	$ 13,164	$ 14,641	$ 21,648	$ 11,373

Net earnings per share (basic and diluted)	$ 0.27	$ 0.30	$ 0.44	$ 0.23
Weighted average shares outstanding – basic	48,971	48,840	48,963	48,830
Weighted average shares outstanding – diluted	49,314	49,131	49,266	49,063

Condensed Consolidated Balance Sheets (Note 1)	September 30,	December 31,
	2010	2009
Current assets	$ 240,094	$ 226,960
Property, plant, and equipment, net	382,344	379,483
Other assets	49,837	48,658
Total Assets	$ 672,275	$ 655,101

Current liabilities	$ 146,718	$ 134,838
Long-term debt	114,145	117,944
Other liabilities	160,100	176,897
Stockholders’ equity	251,312	225,422
Total Liabilities and Stockholders’ Equity	$ 672,275	$ 655,101

Condensed Consolidated Statements	Nine Months
of Cash Flow (unaudited)	Ended September 30,
	2010	2009
Cash flows from operating activities:
Net earnings	$ 21,648	$ 11,373
Provision for depreciation, depletion, and amortization	42,064	61,008
Gain on sale of assets	(9,431)	(2,748)
Deferred income taxes and other non-cash items	(17)	2,221
Changes in operating assets and liabilities:
Receivables	(3,381)	(9,630)
Inventories	(7,715)	40,882
Accounts payable and other liabilities	(9,348)	7,927
Other	(6,787)	(5,011)
Net cash provided by operating activities	27,033	106,022

Cash flows from investing activities:
Capital expenditures	(27,478)	(39,448)
Proceeds from property, plant, and equipment disposals	10,448	6,780
Net cash used in investing activities	(17,030)	(32,668)

Cash flows from financing activities:
Net (payments) borrowings of commercial paper	(20,564)	1,389
Net (payments) borrowings under credit agreement	(33,000)	2,500
Issuances of notes payable	50,000	–
Payments under note payable obligation	(28)	(68,534)
Dividends paid	(4)	(4,151)
Proceeds from stock option exercises	229	–
Net cash used in financing activities	(3,367)	(68,796)

Net increase in cash & cash equivalents	$ 6,636	$ 4,558

Note 1.  Balance sheet amounts at September 30, 2010, are unaudited.  The December 31, 2009, amounts are derived from audited financial statements.

Note 2.  In the first quarter of 2010, we recorded additional income tax charges of $1.2 million related to the passage of the “Patient Protection and Affordable Care” and “Health Care and Education Reconciliation” Acts of March 2010, which eliminated the income tax deduction for federal subsidies received for providing retiree prescription drug benefits.

Note 3.  In 2009, we were eligible for a tax credit under the Internal Revenue Code for alternative fuel mixtures used as fuel in a taxpayer’s business.  The credit was equal to $0.50 per gallon of alternative fuel contained in the mixture and was refundable in cash.  The cost of sales for the three and nine months ended September 30, 2009, included net pre-tax credits of $4.0 million and $9.7 million, respectively.  In the third quarter of 2010, we recorded an additional net pre-tax credit of $1.3 million, which is included in cost of sales.  The additional credit was due to Internal Revenue Service guidance related to the calculation of the tax credit for alternative fuel mixtures used as fuel in a taxpayer’s business.

Note 4.  In March 2009, we announced plans to permanently shut down all operations at our Paper segment’s Jay, Maine mill.  The shutdown of the mill was completed in May 2009.  The cost of sales for the three and nine months ended September 30, 2009, included a pre-tax credit of $0.3 million and pre-tax charges of $20.9 million, respectively, for depreciation on assets and other associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs and other associated closure costs for the three and nine months ended September 30, 2009, were $0.7 million and $4.0 million, respectively.  No closure charges were incurred in 2010.

Note 5.  In December 2008, we announced plans to permanently close our Paper segment’s converting operations at our Appleton, Wisconsin facility.  The closure of the Appleton facility was completed in December 2009.  The cost of sales for the three and nine months ended September 30, 2009, included $0.2 million and $1.0 million, respectively, in pre-tax charges for associated closure costs.  Pre-tax restructuring expense related to severance and benefit continuation costs was $0.2 million and $0.5 million for the three and nine months ended September 30, 2009.  No closure charges were incurred in 2010.

Note 6.  Interim Segment Information

In September 2009, we announced plans to consolidate our Specialty Products and Printing & Writing businesses into a single strategic operating unit.  The consolidation became effective on January 1, 2010, and did not impact the organization of the Tissue business segment.  We have evaluated our disclosures of our business segments in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 280-10, and as a result we have classified our operations into two principal reportable segments:  Paper and Tissue, each providing different products.  Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

The Paper segment produces specialty and fine printing and writing papers within four core markets – Food, Industrial & Tape, Coated & Liner, and Print & Color.  These products are produced at manufacturing facilities located in Brainerd, Minnesota and in Rhinelander, Mosinee, and Brokaw, Wisconsin.  The Tissue segment produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the “away-from-home” market.  Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Following is asset information, sales, operating profit (loss), and other significant items by segment.  The asset information, sales, operating profit, and other significant items for 2009 have been restated to show the information in accordance with the segment structure that became effective January 1, 2010.

(in thousands, except ton data)	September 30,	December 31,
	2010	2009
Segment assets (Note 1)
Paper	$ 423,328	$ 410,901
Tissue	211,087	215,607
Corporate & Unallocated*	37,860	28,593
	$ 672,275	$ 655,101

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009
Net sales external customers (unaudited)
Paper	$ 184,324	$ 182,945	$ 539,355	$ 525,987
Tissue	89,664	90,502	256,116	248,405
	$ 273,988	$ 273,447	$ 795,471	$ 774,392

Operating profit (loss) (unaudited)
Paper	$ 9,602	$ 15,516	$ 13,046	$ 2,476
Tissue	13,460	15,932	35,072	36,983
Corporate & Eliminations	(143)	(5,112)	(6,583)	(12,689)
	$ 22,919	$ 26,336	$ 41,535	$ 26,770

Depreciation, depletion, and amortization (unaudited)
Paper	$ 5,802	$ 5,967	$ 17,736	$ 38,514
Tissue	7,555	7,493	22,494	21,064
Corporate & Unallocated	604	572	1,834	1,430
	$ 13,961	$ 14,032	$ 42,064	$ 61,008

Tons sold (unaudited)
Paper	123,341	137,862	372,915	385,738
Tissue	45,674	47,457	132,006	131,136
	169,015	185,319	504,921	516,874

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets, and certain other assets which are not identifiable with the segments.